Exhibit 10.4

October 31, 2008

RE:	Offer to Repurchase Eligible Options for Cash

Dear Mr. Barnes:

Planar Systems, Inc. (the “Company”) is happy to offer you the opportunity to have the Company repurchase your options to purchase shares of common stock of the Company under the 1996 Stock Incentive Plan, as amended (the “1996 Plan”) with an exercise price equal to or greater than $10.00 (the “eligible options”). These options are listed on Schedule A to the attached “Offer to Repurchase Eligible Options.” Please note that this repurchase offer does not extend to any other options you may hold under the 1996 Plan or other Company plans. This repurchase offer allows you to sell your eligible options for the cash payment set forth on Exhibit A. The offered price is based on a current valuation of the eligible options. If you choose to sell your eligible options pursuant to this repurchase offer, you must sell all your eligible options. The cash payment, less any applicable tax withholding, will be paid as soon as practicable following your acceptance of this offer.

The accompanying documents describe this stock option repurchase offer in detail, including possible benefits and risks. Please take the time to review the documents and instructions enclosed with this letter and consider your decision carefully.

We are conducting this offer to provide you with an alternative means of realizing value from your eligible options. Additionally, the option shares repurchased by the Company will increase the pool of shares available for future grant under the 1996 Plan. We make no recommendations as to whether you should accept this offer, and we recommend that you consult with your own advisors regarding your decision.

If you choose to accept this offer, you must complete and return to us the Letter of Transmittal that is attached to this letter as Exhibit A, in accordance with the instructions contained in the accompanying offering materials no later than 5:00 P.M., Pacific Time, on November 10, 2008.

All questions about this offer should be emailed to Steve.Going@planar.com.

Sincerely,

/s/ Gerald K. Perkel

Enclosures

PLANAR, INC.

OFFER TO REPURCHASE ELIGIBLE OPTIONS

Planar Systems, Inc. (the “Company”) is offering you the right (the “Offer”) to have the Company repurchase your options to purchase shares of common stock of the Company under the 1996 Stock Incentive Plan, as amended (the “1996 Plan”) with an exercise price equal to or greater than $10.00 in exchange for a cash payment equal to the value of the options, calculated as set forth below (the “Cash Payment”). These options, which we refer to as the “eligible options,” are listed on Schedule A to this Offer to Repurchase Eligible Options, along with the amount of the Cash Payment. The Cash Payment will be subject to reduction for applicable withholding taxes and charges.

If you choose to cancel any of your eligible options, you must agree to cancel all the eligible options you hold. The Offer is subject to all the terms and conditions set forth in this Offer to Repurchase Eligible Options as well as the accompanying Introductory Letter and Letter of Transmittal, which may be referred to collectively in these materials as this “Offer to Repurchase” or the “offering materials.” The Offer expires at 5:00 P.M. Pacific Time on November 10, 2008.

If you wish to tender your eligible options, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to the Company by email to Steve.Going@planar.com or by mail to Attn: Steve Going, Planar Systems, Inc., 1195 NW Compton Dr., Beaverton, OR 97006-1992. Your Letter of Transmittal must be received by the Company by 5:00 P.M., Pacific Time, on November 10, 2008.

All questions about this Offer to Repurchase or requests for assistance or for additional copies of any offering materials should be made by email to Steve.Going@planar.com or by telephone at (503) 748-8909.

Although the Compensation Committee of the Company’s Board of Directors has authorized this Offer to Repurchase, neither the Company nor the Board of Directors makes any recommendation as to whether or not you should tender your eligible options for the Cash Payment. The Company also has not authorized any person to make any recommendation on its behalf as to whether you should accept the Offer. You must make your own decision whether to tender your eligible options. In doing so, you should rely only on the information contained in the offering materials or any other authorized communications from the Company made to you, as no other representations or information has been authorized by the Company. You may also wish to consult with your own advisors, including tax advisors, before making any decisions regarding the Offer.

On October 30, 2008, the closing price of our common stock as reported on the Nasdaq Global Market was $2.00 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to cancel your eligible options.

SUMMARY OF TERMS

The following summary is designed to answer some of the questions you may have about the Offer.

How the Option Repurchase Works

Q1.	What is the Offer?

Beginning on the date you receive this Offer to Repurchase and ending at 5:00 P.M., Pacific Time, on November 10, 2008, you may decide to tender your eligible options for the cash payment set forth on Schedule A (the “Cash Payment”). We are offering to repurchase all stock options granted under the 1996 Stock Incentive Plan (the “Plan”) held by you with an exercise price equal to or greater than $10.00, which we refer to as the “eligible options.”

Participation in the Offer is voluntary. Whether to participate in the Offer is your decision, and you are free to reject the Offer if you so choose.

Q2.	How much will I receive for my tendered options?

For each eligible option that you elect to cancel, you will receive a Cash Payment equal to the value of the outstanding portion of that option. Schedule A to this Offer to Repurchase sets forth the aggregate amount of your Cash Payment. In determining the amount of the Cash Payment, the Company valued the eligible options based on a Black-Scholes method of valuation. The Black-Scholes method is a commonly used option valuation model that takes into consideration numerous factors, including the recent trading range of the Company’s common stock, an assumed stock price volatility ratio, as well as the exercise prices and remaining terms of each eligible option. The Cash Payment varies among the eligible options due to the different vesting schedules and exercise prices, which were based on the market price of the common stock on the grant date.

Once the Black-Scholes value was determined, the Company then applied a reasonable discount based on the fact that you will receive an immediate cash payment in exchange for the eligible options. The Cash Payment amounts for the different eligible options are listed in the table below. To determine how your total Cash Payment was calculated, take the number of eligible options for each type of eligible option and multiply it by the cash value of that option listed in the table below and then sum the values calculated for each type of option.

Grant Date	Exercise Price	Cash Per Eligible Option
10/30/03; 5/13/02	>$20.00	$.05
4/21/03	>$15.00 and <$20.00	$.09
4/19/04; 4/20/00; 5/19/04	>$10.00 and < $15.00	$.17

The Company’s determination as to the amount of your Cash Payment is final.

Q3.	When will I receive my Cash Payment?

The Offer will expire November 10, 2008 at 5:00 P.M., Pacific Time. You will be entitled to a prompt single lump sum cash payment as soon as practicable following the Company’s receipt of your acceptance of the Offer. No interest will accrue and no interest will be paid on any portion of the payment, regardless of when paid.

Q4.	Can I forfeit any portion of my Cash Payment after receiving it?

No. If you have elected to tender your eligible options in connection with the Offer, you may not forfeit your associated Cash Payment.

Q5.	Why is the Company conducting the Offer?

The principal reason the Company originally granted the eligible options was to provide an incentive to valued employees to remain employees of the Company, to help us create stockholder value and to share in the stockholder value that they create. However, our stock price has generally declined since the time these stock option grants were made, and all of the eligible options are therefore “out of the money.” Due, in part, to the circumstances under which the stock price declined, we wish to provide you the opportunity to benefit from your hard work despite the loss of the stock’s value. Accordingly, we are providing you the opportunity to obtain the more certain benefit associated with the Cash Payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to retain your stock options.

Additionally, the option shares repurchased by the Company will increase the pool of shares available for future grant under the 1996 Plan.

Q6.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity grants in the future?

No. Your election to participate or not participate in the Offer will not have any effect on our making future grants of options or any other equity awards to you or anyone else. Your participation in the offer will not entitle you to any additional equity grant in the future and any additional equity grants to you will depend on factors generally unrelated to past option awards. The amount of options in total that are available for future grant is limited by the number of shares authorized under the 1996 Plan. As indicated above, one of our purposes for making the offer is to increase the number of shares available for future grants. Thus, although you individually will not be entitled to an additional equity grant by participating in the Offer, shares tendered for purchase will increase the pool of shares available for future grant to employees as a whole.

Q7.	How should I decide whether or not to participate in the Offer?

Participating in this repurchase program involves a number of risks, including the risk that the price of our common stock could increase in the future, including as the result of a merger with another company after the expiration date of the Offer, although there is no such merger transaction contemplated at this time. If the price of our common stock rises above the exercise price of your option, your tendered options might be worth more than the Cash Payment you receive in exchange for tendering them.

Although the Compensation Committee of the Company’s Board of Directors has approved this Offer to Repurchase, neither the Company nor the Board of Directors makes any recommendation as to whether or not you should tender your eligible options for the Cash Payment. The Company also has not authorized any person to make any recommendation on its behalf as to whether you should accept the Offer. You must make your own decision whether to tender your eligible options. We cannot guarantee that you would not ultimately receive greater value form your eligible options. You should carefully evaluate all the information contained in the offering materials and consult with your own advisors, including tax advisors, before making any decisions regarding the Offer.

Q8.	If I elect to tender my eligible options pursuant to this Offer to Repurchase, do I have to tender all my eligible options or can I just tender some of them?

You must tender all your eligible options for the Cash Payment if you want to tender any.

Q9.	If I choose to participate, what will happen to my options that will be tendered?

Effective as of 5:00 P.M., Pacific Time, on the date you tender your eligible options, we will cancel all of your eligible options that are accepted by the Company for repurchase. You will no longer have any rights or obligations with respect to those options. The shares of common stock that could have otherwise been purchased under the cancelled eligible options will be returned to the pool of options available to the Company for grants of new awards under the 1996 Plan.

How to Elect to Tender Your Eligible Options

Q10.	What do I need to do to participate in the Offer?

To participate, you must complete and sign the Letter of Transmittal and deliver it to the Company by email to Steve.Going@planar.com or by mail to Attn: Steve Going, Planar Systems, Inc., 1195 NW Compton Dr., Beaverton, OR 97006-1992. We must receive your Letter of Transmittal by 5:00 P.M., Pacific Time, on November 10, 2008.

Q11.	What will happen if I do not turn in an executed Letter of Transmittal by the deadline?

If you do not return your executed Letter of Transmittal by the deadline, you will not participate in the option repurchase, and all eligible options you currently hold will remain unchanged with their original exercise price and original terms.

Q12.	What if I don’t want to accept the Offer?

You don’t have to accept the Offer. The Offer is completely voluntary, and there are no penalties for electing not to participate. If you do not elect to participate, your outstanding options will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to do anything or otherwise contact the Company. If you decide not to participate in the Offer, you do not need to submit a Letter of Transmittal.

U.S. Federal Income Tax Considerations

Q13.	What are the U.S. federal income and withholding tax consequences of payment of the Cash Payment?

The Cash Payment will be treated as regular cash compensation. As such, you will recognize ordinary income in the year in which your Cash Payment is paid to you. The ordinary income resulting from your Cash Payment will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment is made. At the time your Cash Payment is made, the Company will reduce your payment to reflect all required income and payroll tax withholdings and will send those amounts to the appropriate tax or other authorities.

Q14.	Are there any other tax consequences to which I may be subject?

Depending on where you live, there may be additional state or local tax imposed on your tender. We recommend that you consult with a tax advisor prior to participating in the Offer to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

How to Get More Information

Q15.	What should I do if I have additional questions about this Offer to Repurchase?

If you have any other questions about this Offer to Repurchase, you may direct them to Steve Going by phone at (503) 748-8909 or by email at Steve.Going@planar.com.

We also recommend that, in addition to this document, the Letter of Transmittal, Schedule A and any authorized communications from us, you review the materials that we have filed with the U.S. Securities and Exchange Commission before making a decision on whether to elect to tender your eligible options, including our annual report on Form 10-K for the fiscal year ended September 28, 2007, our quarterly reports on Form 10-Q for the periods ended December 28, 2007, March 28, 2008 and June 27, 2008 and the definitive proxy statement for our 2008 Annual Meeting of Stockholders dated January 14, 2008.

PLANAR SYSTEMS, INC.

October 31, 2008

EXHIBIT A

LETTER OF TRANSMITTAL

To Planar Systems, Inc. (the “Company”):

I am currently employed by the Company and am the holder of eligible options, as defined. I have received from the Company the offering materials provided herewith describing the offer to tender for cancellation certain stock options for the right to receive in exchange a cash payment (the “offering materials”). I have reviewed the list of my eligible options that the Company has set forth in Schedule A to this Letter of Transmittal, and understand that, by participating in the repurchase offer, I agree to sell all of these eligible options.

In return for my eligible options, I understand that the Company will grant me a cash payment in the amount set forth on Schedule A as soon as practicable following the Company’s receipt of this Letter of Transmittal, less any applicable tax withholding.

For purposes of participating in the repurchase offer, I hereby give up my entire ownership interest in all of my eligible options, and understand that those options will become null and void as of the date of my acceptance of the offer.

I hereby elect to participate in the repurchase offer dated October 31, 2008 with respect to all of my eligible options.

By:	/s/ Douglas K. Barnes
Douglas K. Barnes

Date: 11-7-2008

SCHEDULE A

Douglas K. Barnes

ELIGIBLE OPTIONS:

Grant Number	Grant Date	Plan/ Type	Shares	Price	Vested	Outstanding Unreleased
96-61	10/30/2003	96SI/NQ	4,180	$23.92	4,180	4,180
A9661	10/30/2003	96SI/NQ	25,820	$23.92	25,820	25,820
96-12	5/13/2002	96SI/ISO	1,442	$23.11	1,442	1,442
A9612	5/13/2002	96SI/NQ	9,781	$23.11	9,781	9,781
A9658	4/21/2003	96SI/NQ	5,516	$16.36	5,516	5,516
96-58	4/21/2003	96SI/NQ	6,112	$16.36	6,112	6,112
A96127	4/19/2004	96SI/NQ	2,880	$12.54	0	2,880
96-127	4/19/2004	96SI/ISO	7,974	$12.54	0	7,974
96-117	5/19/2004	96SI/ISO	5,000	$11.91	5,000	5,000

CASH PAYMENT AMOUNT: $5,802.85